UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 1, 2010

EXCELLENCY INVESTMENT REALTY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland
(State or other jurisdiction of incorporation or organization)

000-50675	20-8635424
(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, 39th Floor New York, NY	10167
(principal executive offices)	(Zip Code)

(646) 719-2012
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As noted in our 8-K filing on 8/14/2009, David D. Mladen (“Mr. Mladen”), a Director, President and the Chief Executive Officer of the Company resigned his positions as of August 13, 2009.  At the time of Mr. Mladen’s resignation, Mr. Mladen agreed to remain available to the Company’s management as a Consultant to provide consulting services that may be requested of him by the Company’s management from time-to-time.

Effective May 1, 2010, Excellency Investment Realty Trust, Inc. (“The Company”) entered into a formal consulting agreement with David D. Mladen (“Mr. Mladen”).

The following duties and responsibilities shall be competently performed by the Mr. Mladen: Review and advise on all insurance policies and claims on same; Research new real estate projects that the Company may be interested in adding to its portfolio; Assist Company in obtaining financing for new projects; and Other duties as deemed necessary by Company.

The Company shall make payments to the Mr. Mladen of a set amount as compensation for services rendered.  Mr. Mladen has agreed to accept the sum of $31,200 per year, payable weekly in the amount of $600.  In addition to the above compensation, Mr. Mladen will be entitled health insurance, as well as commissions / bonuses which will be negotiated for consummated property purchases brought to company by Mr. Mladen and loans negotiated or refinanced through efforts by Mr. Mladen.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits .

No exhibits are attached.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2010	EXCELLENCY INVESTMENT REALTY TRUST, INC.

	By	/s/Gorica Adduci
Gorica Adduci
Chief Executive Officer